 Exhibit 5.1

Weil, Gotshal & Manges LLP 767 FIFTH AVENUE * NEW YORK, NY 10153-0119 (212) 310-8000 FAX: (212) 310-8007	AUSTIN BOSTON BRUSSELS BUDAPEST DALLAS FRANKFURT HOUSTON LONDON MIAMI MUNICH PARIS PRAGUE SHANGHAI SILICON VALLEY SINGAPORE WARSAW WASHINGTON, D.C.

March 5, 2008

L-1 Identity Solutions, Inc.

177 Broad Street, 12th Floor

Stamford, CT 06901

Ladies and Gentlemen:

We have acted as counsel to L-1 Identity Solutions, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of 265,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”), issuable upon the exercise of stock options (“Options”) under the Bioscrypt Inc. Primary Stock Option Plan and the Bioscrypt Inc. A4Vision Plan (the “Plans”), as adjusted in accordance with the terms of the Arrangement Agreement, dated January 5, 2008, by and among the Company, L-1 Identity Solutions Operating Company, 6897525 Canada Inc. and Bioscrypt Inc. (the “Arrangement Agreement”) and the Plan of Arrangement pursuant to Section 192 of the Canada Business Corporations Act that forms part of the Arrangement Agreement (the “Plan of Arrangement”, collectively the “Arrangement”). Pursuant to the terms of the Arrangement, the Company acquired all of the outstanding shares of Bioscrypt Inc. (“Bioscrypt”) and Bioscrypt became an indirect, wholly-owned subsidiary of the Company.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Arrangement Agreement and the Plan of Arrangement, (ii) the Amended and Restated Certificate of Incorporation of the Company, (iii) the Amended and Restated By-Laws of the Company, (iv) the

Registration Statement, (v) the Plans and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to the opinion hereinafter set forth that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 265,000 Shares being registered for issuance pursuant to the Registration Statement have been duly authorized and, when issued and delivered pursuant to the terms of awards granted in accordance with the Plans as adjusted pursuant to the Arrangement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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